Exhibit 10.2

FIRST AMENDMENT TO

CREDIT AGREEMENT

This First Amendment to Credit Agreement (“Amendment”) is made as of June 5, 2003, by and among the following parties:

Bank of America, N.A., in its capacity as Administrative Agent (“Bank of America” and “Administrative Agent”)

Bank of America, N.A. (“Bank of America” and a “Lender, L/C Issuer and Swing Line Lender”)

KeyBank, N.A. (“KeyBank” and a “Lender”)

Union Bank of California, N.A. (“Union Bank” and a “Lender”)

FLIR Systems, Inc., an Oregon corporation (“Borrower”)

RECITALS

A. Borrower, Administrative Agent and Lenders are parties to that certain Credit Agreement entered into as of March 22, 2002, effective March 27, 2002 (the “Credit Agreement”).

B. Borrower, Administrative Agent and Lenders desire to amend the Credit Agreement as set forth below.

NOW THEREFORE, the parties agree as follows:

AGREEMENT

1. Recitals. The Recitals are true.

2. Definitions. Capitalized terms used herein and not otherwise defined shall have the meaning given in the Credit Agreement.

3. Amendment to the definition of “Applicable Rate”. The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is amended in its entirety to read:

“‘Applicable Rate’ means, from time to time, the following percentages per annum, based upon the Leverage Ratio as set forth below:

Applicable Rate Per Annum
Pricing Level	Leverage Ratio	Base Rate +	Eurodollar Rate +	Standby Letters of Credit	Commitment Fee
1	>2.00:1	.50%	2.25%	2.25%	0.45%
2	>1.50:1 but ≤2.00:1	.25%	2.00%	2.00%	0.40%
3	>1.00:1 but ≤1.50:1	.125%	1.75%	1.75%	0.35%
4	<1.00:1	0.00%	1.50%	1.50%	0.35%

Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first day of the month immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if no Compliance certificate is delivered during a fiscal quarter when due in accordance with such Section, then Pricing Level 1 shall apply as of the first day of such following fiscal quarter. Any change in the Applicable Rate shall be applicable to all existing Committed Loans as well as to new Committed Loans. The Applicable Rate in effect from the date of this Amendment through the receipt of the Compliance Certificate following the quarter ending June 30, 2003 shall be determined based upon Pricing Level 4.”

4. Amendment to the definition of “Leverage Ratio”. The definition of “Leverage Ratio” in Section 1.01 of the Credit Agreement is amended in its entirety to read:

“‘Leverage Ratio’ means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on such date. For the purpose of computing Leverage Ratio, there shall be deducted from Consolidated Funded Indebtedness the amount of cash held by Borrower and its Subsidiaries on the date of determination in excess of $10,000,000.”

5. Amendment to Section 2.01(b) of the Credit Agreement. Section 2.01(b) of the Credit shall be amended to substitute the date of September 27, 2004 for the date of two years following the Closing Date before which Borrower may seek to increase the Aggregate Commitments.

6. Addition of new Section 5.17 to the Credit Agreement. Section 5.17 is added to the Credit Agreement as follows:

“5.17 Tax Shelter Regulations. Borrower does not intend to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If Borrower so notifies the Administrative Agent, Borrower acknowledges that one or more of the Lenders may treat its Committed Loans and/or its interest in Swing Line Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.”

7. Amendment to Section 6.03 of the Credit Agreement. Section 6.03(f) is added to the Credit Agreement as follows:

“(f) of any intention by Borrower to treat Loans and/or Letters of Credit and related transactions as being a ‘reportable transaction’(within the meaning of Treasury Regulation Section 1.6011-4), and will deliver a duly completed copy of IRS form 8886 or any successor form.

8. Amendment to Section 7.01(i) of the Credit Agreement. Section 7.01(i) of the Credit Agreement is amended in its entirety to read:

“(i) Liens securing Indebtedness permitted under Section 7.03(e) or Section 7.03(i); provided, however, that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition.”

9. Amendment to Section 7.03(e) of the Credit Agreement. Section 7.03(e) of the Credit Agreement is amended in its entirety to read:

“(e) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000; and provided further that such Indebtedness shall not be Indebtedness secured by real property.”

10. Amendment to Section 7.03 of the Credit Agreement. The following subsections are added to the end of Section 7.03 of the Credit Agreement:

“(h) A one-time issuance of up to $200,000,000 of unsecured convertible Indebtedness convertible into the common capital stock of Borrower.

(i) Indebtedness on real property owned by Borrower; provided, however, that the aggregate amount of all of such Indebtedness at any one time outstanding shall not exceed $15,000,000; and provided further that the real property which secures such Indebtedness shall have been acquired by Borrower after June 1, 2003.”

11. Amendment to Section 7.11 of the Credit Agreement. Section 7.11 of the Credit Agreement is amended in its entirety to read:

“Make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), except for capital expenditures in the ordinary course of business not exceeding $20,000,000 in the aggregate for the Borrower and it Subsidiaries during each fiscal year; provided, however, that unexpended amounts in any fiscal year may not be carried over for expenditure in any succeeding fiscal year. Fixed or Capital Assets acquired pursuant to a transaction permitted by Section 7.04(c) shall not be counted against the $20,000,000 limit described herein.”

12. Amendment to Section 7.14(a) of the Credit Agreement. Section 7.14(a) of the Credit Agreement is amended in its entirety to read:

“(a) Minimum Consolidated EBITDA. Permit the Consolidated EBITDA for any period of four consecutive fiscal quarters to be less than $50,000,000.”

13. Amendment to Section 7.14(d) of the Credit Agreement. Section 7.14(d) of the Credit Agreement is amended in its entirety to read:

“(d) Leverage Ratio. Permit the Leverage Ratio as of the end of any fiscal quarter to be greater than 3.00:1.”

14. Amendment to Section 10.08 of the Credit Agreement. Section 10.08 of the Credit Agreement is amended by adding the following language to the end of such Section:

“Notwithstanding anything herein to the contrary, “Information” shall not include, and Administrative Agent and each Lender may disclose to any and all Persons without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby.”

15. Release. Borrower hereby releases Administrative Agent, Lenders and their officers, agents, successors and assigns from all claims of every nature known or unknown arising out of or related to the Loans which exist, or but for the passage of time, could be asserted, on the date Borrower signs this Amendment.

16. Amendment Fee. Borrower will pay Administrative Agent for the benefit of Lenders an amendment fee for the amendments set forth herein. The amount of such fee, the allocation of it, and the payment date is set forth in a separate fee letter dated the same date as this Amendment.

17. No Further Amendment, Expenses. Except as expressly modified by this Amendment, the Credit Agreement and the other Loan Documents shall remain unmodified in full force and effect and the parties hereby ratify their respective obligations thereunder.

Without limiting the foregoing, Borrower expressly reaffirms and ratifies its obligation to pay or reimburse Lender on request for all reasonable expenses, including legal fees actually incurred by Lender in connection with the preparation of this Amendment, any other amendment documents and the closing of the transaction contemplated hereby and thereby.

18.	Miscellaneous.

(a) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

(b) Governing Law. This Amendment and the other agreements provided for herein and the rights and obligations of the parties hereto and thereto shall be construed and interpreted in accordance with the laws of the State of Oregon.

(c) Certain Agreements Not Enforceable. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE LENDERS AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY THE LENDERS TO BE ENFORCEABLE.

EXECUTED AND DELIVERED by the duly authorized officers of the parties as of the date first above written.

FLIR SYSTEMS, INC., as Borrower

By:	/s/ STEPHEN M. BAILEY

Name:	Stephen M. Bailey

Title:	Senior Vice President

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ DORA A. BROWN

Name:	Dora A. Brown

Title:	Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ ERIC EIDLER

Name:	Eric Eidler

Title:	Senior Vice President

KEYBANK, N.A., as a Lender

By:	/s/ ROBERT W. BOSWELL

Name:	Robert W. Boswell

Title:	Vice President

UNION BANK OF CALIFORNIA, N.A., as a Lender

By:	/s/ THOMAS MARKS

Name:	Thomas Marks

Title:	Vice President